Exhibit 99.1	For additional information contact: Richard S. DeRose (703) 293-7901 For release: November 13, 2017

Information Analysis Incorporated Reports Profitable Third Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Incorporated (OTCBB:IAIC) reported results for its third fiscal quarter ended September 30, 2017. Revenues for the three months ended September 30, 2017, were $ 2,732,000 compared to $2,032,000 reported in the same period in 2016. The Company reported net income of $110,000, or $0.01 per share, compared to a net loss of $57,000, or ($0.01) per share, in 2016.

Revenues for the nine months ended September 30, 2017, were $8,270,000 compared to $5,323,000 reported in the same period in 2016, representing a 55% increase in revenue. The Company reported net income of $167,000, or $0.01 per share, compared to a net loss of $413,000, or ($0.04) per share, in 2016.

“The Company has made a dedicated effort to renew our focus on legacy system modernization – one of our core competencies,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI, “which has in turn driven an increase in professional services revenue of greater than 35%, and a return to sustainable profitability. In recent months, several large companies have approached IAI to be part of their modernization teams due to IAI’s unique knowledge of legacy systems and unique tools to efficiently and cost-effectively modernize them. We also continue to pursue merger and acquisition opportunities.”

With the introduction of recent bipartisan supported federal legislation for IT modernization, the government is expected to be in a position to support and fund programs designed to reduce expenditures for maintaining old and out-of-date legacy systems. Federal agency Chief Information Officers anticipate being empowered to move forward with long-overdue projects that will streamline agency operations and materially reduce costs. Management believes that IAI is well positioned individually and in conjunction with its technology solution partners to take advantage of such modernization initiatives for the foreseeable future.

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is an e-business, web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. These include the failure to obtain sufficient contracts, and to profitably complete these contracts. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2016 and in other filings with the Securities and Exchange Commission.

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Information Analysis Inc Reports Profitable Second Quarter Results
November 13, 2017

Information Analysis Incorporated
Condensed Statements of Operations

	Three months ended September 30,
(in thousands, except per share data; unaudited)	2017	2016
Revenue:
Professional fees	$1,385	$886
Software sales	1,347	1,146
Total revenue	2,732	2,032
Cost of goods sold and services provided:
Cost of professional fees	776	469
Cost of software sales	1,320	1,007
Total cost of sales	2,096	1,476
Gross profit	636	556
Selling, general and administrative	528	616
Operating income (loss)	108	(60)
Other income	2	3
Income (loss) before income taxes	110	(57)
Provision for income taxes	--	--
Net income (loss)	$110	$(57)

Net income (loss) per share:
Basic	$0.01	$(0.01)
Diluted	$0.01	$(0.01)
Shares used in calculating earnings per share:
Basic	11,201,760	11,201,760
Diluted	11,510,711	11,201,760

Information Analysis Inc Reports Profitable Second Quarter Results
November 13, 2017

Information Analysis Incorporated
Condensed Statements of Operations

	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2017	2016
Revenue:
Professional fees	$3,677	$2,655
Software sales	4,593	2,668
Total revenue	8,270	5,323
Cost of goods sold and services provided:
Cost of professional fees	1,991	1,509
Cost of software sales	4,506	2,374
Total cost of sales	6,497	3,883
Gross profit	1,773	1,440
Selling, general and administrative	1,612	1,860
Income (loss) from operations	161	(420)
Other income	6	7
Income (loss) before income taxes	167	(413)
Provision for income taxes	--	--
Net income (loss)	$167	$(413)

Net income (loss) per share:
Basic	$0.01	$(0.04)
Diluted	$0.01	$(0.04)
Shares used in calculating earnings per share:
Basic	11,201,760	11,201,760
Diluted	11,509,202	11,201,760

Information Analysis Inc Reports Profitable Second Quarter Results
November 13, 2017

Information Analysis Incorporated
Balance Sheets

	As of:	As of:
	September 30, 2017	December 31, 2016
(in thousands, unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,551	$1,895
Accounts receivable, net	1,809	1,157
Prepaid expenses	494	664
Notes receivable	2	3
Total current assets	4,856	3,719

Fixed assets, net	14	27
Other assets	6	6
Total assets	$4,876	$3,752

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$958	$49
Commissions payable	758	853
Other accrued liabilities	635	396
Deferred revenue	449	615
Accrued payroll and related liabilities	269	207
Total liabilities	3,069	2,120

Common stock, par value $0.01, 30,000,000 shares authorized;
12,844,376 shares issued, 11,201,760 outstanding	128	128
Additional paid-in capital	14,638	14,631
Accumulated deficit	(12,029)	(12,197)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	1,807	1,632
Total liabilities and stockholders' equity	$4,876	$3,752

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